Exhibit 99.7

Exxon Properties Summary Reserve and Historical Operating Data

The following estimates of the net proved oil and natural gas reserves of the Exxon properties as of November 30, 2010 are based on evaluations prepared by NSAI. Reserves were estimated in accordance with guidelines established by the SEC and the FASB, which require that reserve estimates be prepared under existing economic and operating conditions with no provisions for price and cost changes except by contractual arrangements. Reserve estimates are inherently imprecise and estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, reserve estimates are expected to change as additional performance data becomes available, and such change may be material.

Estimated quantities of proved oil and gas reserves and changes in quantities of proved developed and undeveloped reserves in thousands of barrels (“MBbls”) and thousands of cubic feet (“MMcf”) for each of the periods indicated were as follows:

November 30, 2010
(Unaudited)
Total Proved Reserves (MBOE)	49,467
Crude Oil as a Percent of Proved Reserves	61%
Proved Developed Reserves as a Percent of Proved Reserves	68%
PV-10 Value (In thousands)(1)(2)	$802,929
Prices Used in Calculating End of Year Reserves
Natural Gas per MMbtu	$4.396
Crude Oil per Bbl	$75.25

(1)
PV-10 reflects the present value of the estimated future net revenues to be generated from the production of proved reserves, determined in accordance with the rules and regulations of the SEC (using the average of the first-day-of-the-month commodity prices during the 12-month period ending on November 30, 2010) without giving effect to non-property related expenses such as general and administrative expenses, debt service, depreciation, depletion and amortization expense and discounted at 10% per year before income taxes.

(2)
We believe PV-10 is a helpful measure in evaluating the value of our oil and gas reserves and many securities analysts and investors use PV-10. We use PV-10 in our ceiling test computations, and we also compare PV-10 against our debt balances. The closest GAAP measure to PV-10, a non-GAAP measure, is the standardized measure of discounted future net cash flows. Due to the nature of the Exxon acquisition, we are currently unable to calculate the after-tax present value of discounted future net cash flows required to present the standardized measure of discounted future net cash flows.

The following table sets forth certain information provided to us by Exxon regarding production, historical sales volumes, sales prices and production costs associated with the operation of the Exxon properties for the periods indicated:

	Year Ended June 30, 2010	Three Months Ended September 30, 2010
	(In thousands, except per unit amounts)
Operating Data
Total production (MBOE/D)	20.9	18.8
Percent of sales volumes from crude oil	58%	55%
Average sales prices
Crude oil per Bbl	$73.59	$79.05
Average NYMEX price	$75.27	$76.20
Natural gas per Mcf	$4.42	$4.59
Average NYMEX price	$4.24	$4.38
Costs and expenses per BOE
Lease operating expense	$13.39	$13.77
Production taxes	$0.16	$0.15